Exhibit 99.1

Contact:
VP, Investor Relations/
William B. Boni
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE REPORTS FISCAL 2006 YEAR END AND
FOURTH QUARTER RESULTS

Conference call scheduled today at 9:00 a.m. eastern time

Woburn, MA, February 8, 2007 — ArQule, Inc. (NASDAQ: ARQL) today announced its financial results for the year and for the fourth quarter ended December 31, 2006.

The Company reported a net loss of $31,440,000 or $0.88 per share, for the year ended December 31, 2006, compared with a net loss of $7,520,000, or $0.22 per share, for the year ended December 31, 2005.  For the quarter ended December 31, 2006, the Company reported a net loss of $12,830,000, or $0.36 per share, compared to a net loss of $2,733,000, or $0.08 per share, for the quarter ended December 31, 2005.

These results reflect discontinued operations related to the Company’s termination of its chemistry services operations on May 22, 2006.  As previously announced, ArQule ceased these operations upon the conclusion of its agreement with Pfizer in May 2006.  All line items discussed below, including prior period amounts, also exclude the results of these discontinued operations.

At December 31, 2006, the Company had a total of approximately $95,832,000 in cash and marketable securities.

Operational Review

“Clinical progress was achieved on a timely and rapid basis during 2006, enabling us to meet our operational goals for the year,” said Dr. Stephen A. Hill, president and chief executive of ArQule.

“One of the most exciting developments during the year was the emergence of ARQ 197, a proprietary small-molecule inhibitor of the c-Met receptor tyrosine kinase with which we initiated a Phase 1, dose escalation trial in early 2006,” said Dr. Hill.  “We presented promising interim data from this trial at the November EORTC-NCI-AACR conference. We have now completed dose escalation, and pending the development of a continuous dosing regimen and completion of a biomarker study, we expect to initiate Phase 2 testing with ARQ 197 in the second quarter of 2007.  Patients are currently being enrolled into a continuous dosing regimen at 240 milligrams daily as part of the Phase 1 trial.

“In our Activated Checkpoint Therapy® (ACT) program, we presented data from Phase 1 monotherapy and combination therapy trials with ARQ 501 in a number of peer-reviewed forums throughout the year,” said Dr. Hill.  “Combined, these data demonstrated clinical tolerability, favorable pharmacokinetics and promising signs of anti-tumor activity.  Based on these findings, we selected dose levels of 450 milligrams per meter squared (mg/m2) for Phase 2 monotherapy trials in leiomyosarcoma and head and neck cancer, and 400 mg/m2 for the Phase 2 combination therapy trial with gemcitabine. I am pleased to report that we have completed patient recruitment in all of these trials

“Toward the end of the year, we also initiated Phase 1 clinical testing with ARQ 171, a second generation ACT compound that, like ARQ 501, activates DNA damage response/checkpoint pathways regulated by the E2F-1 regulatory protein,” said Dr. Hill.  “We are pursuing the development of these compounds under an alliance with Hoffmann-La Roche (Roche), which has an option to license compounds from our E2F program based on a Phase 2 clinical data package with ARQ 501 and Phase 1 data with ARQ 171.

“Our Phase 2 program with ARQ 501 is expected to reach completion in 2007, and we anticipate reporting data from these trials in appropriate peer-reviewed forums beginning mid-year,” said Dr. Hill.  “We also plan to fully recruit our Phase 1 trial with ARQ 171 by the end of the year, depending upon the identification of a recommended Phase 2 dose.  The first two cohorts in this trial have been dosed successfully at 24 mg/m2 and 48 mg/m2, and we anticipate dosing the third cohort at 96 mg/m2 imminently.

“In May 2006, we formally concluded our chemistry services business and our agreement with Pfizer to focus operationally on developing our oncology portfolio,” said Dr. Hill.  “We strongly believe that our clinical-stage programs represent highly innovative approaches to treating cancer and considerable shareholder value going forward.  We look to add to that value by advancing our clinical-stage products, by moving internally defined product candidates toward the clinic and by exploring business development opportunities that will help expand and accelerate the development of our pipeline.”

Revenues and Expenses

Revenues for the year ended December 31, 2006 were $6,626,000 compared with revenues of $6,628,000 for the year ended December 31, 2005.  For the quarter ended December 31, 2006, revenues were $1,670,000 compared with revenues of $1,672,000 for the quarter ended December 31, 2005.  Revenues for both years related primarily to financial support from Roche for the Company’s ongoing development of products in its E2F cancer therapy program.

Fiscal 2006 research and development expenses were $47,428,000 compared to $24,646,000 for fiscal 2005.  Fourth quarter 2006 research and development expenses were $12,421,000 compared to $6,481,000 for the fourth quarter of 2005.  Increased research and development expenses during 2006 consisted primarily of costs related to the Phase 1 clinical trial with ARQ 197, Phase 1 and Phase 2 trials with ARQ 501 and the Phase 1 clinical trial with ARQ 171.

General and administrative expenses for fiscal 2006 were $11,560,000 compared to $8,688,000 for fiscal 2005.  In the fourth quarter of 2006, these expenses were $3,224,000, compared with $1,892,000 in the fourth quarter of 2005.  The increased expenses in fiscal 2006 were due primarily to the recognition of stock-based compensation expense as required by Statement of Financial Accounting Standards No. 123(R) and to facility costs previously absorbed by our chemical services operations that were discontinued in 2006.

2007 Financial Guidance

For 2007, ArQule expects revenues to range between $6.5 and $7.0 million, primarily related to the ongoing partnership with Roche.  Net use of cash is expected to range between $59 and $64 million.  Net loss is expected to range between $60 and $65 million, and net loss per share to range between $1.68 and $1.82 for the year.  ArQule expects to end 2007 with between $32 and $37 million in cash and marketable securities.

Conference Call and Webcast

ArQule will hold a conference call at 9:00 a.m. eastern time today, February 8, 2007.  Dr. Stephen A. Hill, president and chief executive officer, and Richard H. Woodrich, acting chief financial officer, will lead the call.

Date:	Thursday, February 8, 2007
Time:	9:00 a.m., eastern time
Conference Call Numbers
Domestic:	800.510.9834
International:	617.614.3669
Participant Passcode :	ArQule
Webcast:	www.arqule.com

A replay of the conference call will be available for five days and can be accessed by dialing toll-free 888.286.8010, and outside the U.S. 617.801.6888.  The access code is 18107940.

About ArQule

ArQule, Inc. is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are designed to affect key biological processes that are central to cancer. ArQule’s lead clinical-stage products have been generated from two scientific platforms: Cancer Survival Protein modulation and Activated Checkpoint Therapy® (ACT).  The Cancer Survival Protein modulation platform has generated a clinical-stage product designed to inhibit a molecule known as c-Met, which plays multiple roles in cancer cell growth, survival, invasion, angiogenesis and metastasis.  The ACT platform is designed to kill cancer cells selectively while sparing normal cells through direct activation of DNA damage response/checkpoint pathways. The Company’s lead ACT program, based on the E2F-1 pathway, is partnered with Roche. For more information, please visit www.arqule.com.

This press release contains forward-looking statements regarding the Company’s operating performance, such as projections about its future results of operations or its financial condition, as well as the progress of its clinical trials, including the Phase 1 trial with ARQ 171, Phase 1 and 2 trials with ARQ 197 and Phase 2 trials with ARQ 501.  These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, ARQ 171, ARQ 501 and ARQ 197 may not demonstrate promising therapeutic effect; in addition, they may not demonstrate an appropriate safety profile in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partner to discontinue development.  Even if later stage clinical trials are successful, the risk exists that unexpected concerns may arise from analysis of data or from additional data or that obstacles may arise or issues be identified in connection with review of clinical data with regulatory authorities or that regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for ARQ 171, ARQ 501 and ARQ 197 are subject to the ability of the Company to enroll patients, enter into agreements with clinical trial sites and investigators, and other technical hurdles and issues that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.   Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

ArQule, Inc.

Condensed Statement of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	(Unaudited)		(Unaudited)
	2006	2005	2006	2005

Research and development revenue	$1,670	$1,672	$6,626	$6,628

Costs and expenses:
Research and development	12,421	6,481	47,428	24,646
General and administrative	3,224	1,892	11,560	8,688
Total costs and expenses	15,645	8,373	58,988	33,334

Loss from continuing operations	(13,975)	(6,701)	(52,362)	(26,706)

Net investment income	1,207	1,184	5,139	3,331
Loss on investment	—	—	—	(250)

Net loss from continuing operations	(12,768)	(5,517)	(47,223)	(23,625)

Income (loss) from discontinued operations	(62)	2,784	15,783	16,105

Net loss	$(12,830)	$(2,733)	$(31,440)	$(7,520)

Basic and diluted income (loss) per share (A):
Net loss from continuing operations	$(0.36)	$(0.16)	$(1.33)	$(0.68)
Income (loss) from discontinued operations	—	0.08	0.45	0.46
	$(0.36)	$(0.08)	$(0.88)	$(0.22)

Weighted average common shares outstanding - basic and diluted	35,760	35,264	35,539	34,619

(A)         Basic and diluted net loss per share amounts were equal in all periods presented.

	December 31,	December 31,
Balance sheet data (in thousands):	2006	2005

Cash, cash equivalents and marketable securities	$95,832	$140,643
Working capital	80,557	105,646
Total assets	104,820	156,684
Stockholders’ equity	79,954	105,458

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